UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2022

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Spring Street, Building C - Suite 500, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CRIS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 27, 2022, Curis, Inc. (the “Company”) and 99 Hayden LLC, a Delaware limited liability company, successor-in-interest to 128 Spring Street Lexington, LLC, a Delaware limited liability company (the “Landlord”) entered into the First Amendment (“Lease Amendment”) to that certain Lease Agreement, dated December 5, 2019 (the “Lease Agreement”), with respect to the Company’s office, research and laboratory space consisting of 21,772 square feet of property (the “Leased Premises”) located at 128 Spring Street, Building C – 500 Level, in Lexington, Massachusetts.

Under the terms of the Lease Amendment, the Company has agreed to lease an additional 9,340 square feet of office space located on the 400 Level of Building C at 128 Spring Street in Lexington, Massachusetts (the “Expansion Premises”), and the Landlord has agreed to make certain leasehold improvements to the Expansion Premises to suit the Company’s use (the “Turnkey Buildout”). The Expansion Premises lease term is expected to commence on May 15, 2022, subject to the Landlord’s completion of the Turnkey Buildout (the “Expansion Premises Commencement Date”) and expires December 31, 2025 (“Expansion Premises Lease Term”), unless sooner terminated in accordance with the terms and conditions of the Lease Amendment. In the event the Expansion Premises Commencement Date has not occurred on or before November 15, 2022 for reasons other than force majeure or the Company’s delays, the Company has the option to terminate the Lease Amendment by providing the Landlord with written notice at any time after November 16, 2022. If such notice is given then the Lease Amendment shall be of no further force and effect, and the Lease Agreement shall continue according to its terms without regard to the Lease Amendment.

The rent for the Expansion Premises will start at $30.00/RSF, with $1.00/RSF annual increases through December 31, 2025. Rent for the Expansion Premises is paid on a “gross amount” basis and the Company is not obligated to reimburse the Landlord for taxes or operating expenses attributable to the Expansion Premises. The total cash obligation for the base rent of the Expansion Premises for the Expansion Premises Lease Term is approximately $1,176,840 and the Company will start paying rent on the Expansion Premises Commencement Date.

In addition, the Lease Amendment provides the Company and the Landlord each with an option to terminate the Lease Agreement early. The Company’s early termination option becomes effective on the lease commencement date of a new lease for larger premises within the Landlord’s commercial real estate portfolio (“New Lease”), and the Company may exercise its early termination option by providing the Landlord written notice of such election to terminate the Lease Agreement concurrently with the execution of the New Lease. The Landlord has the option to terminate the Lease Agreement early by providing written notice to the Company eighteen (18) months prior to December 31, 2025.

Subject to the terms of the Lease Amendment, the Company and the Landlord have agreed to terminate the following Options, with the exception of the Company’s option to expand under the Lease Agreement: (a) all rights or options of the Company (i) to extend or renew the term of the Lease Agreement or (ii) any options to expand or contract the Leased Premises other than the expansion option explicitly retained; and (b) rights of first refusal or first offer or notice (or similar rights) with respect to the lease of other space in the Building or the Ledgemont Technology Center or the purchase of any portion of the Building or the Ledgemont Technology Center.

The foregoing summary of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such Lease Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1    First Amendment to Lease Agreement, dated January 27, 2022, by and between Curis, Inc. and 99 Hayden, LLC, successor-in-interest to 128 Spring Street Lexington, LLC.

104     Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: February 2, 2022	By:	/s/ William E. Steinkrauss
William E. Steinkrauss
Chief Financial Officer